UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2018

Landmark Infrastructure Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36735	61-1742322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

(Address of principal executive office) (Zip Code)

(310) 598-3173

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2018, Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), Landmark Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Landmark Infrastructure Inc., a Delaware corporation, and Landmark Infrastructure Operating Company LLC, a Delaware limited liability company, entered into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc., as representative of the several underwriters set forth in Schedule I to the Underwriting Agreement (the “Underwriters”), relating to the public offering and sale by the Partnership of 2,000,000 Series C Floating-to-Fixed Rate Cumulative Redeemable Perpetual Convertible Preferred Units (the “Preferred Units”) representing limited partner interests in the Partnership at a price to the public of $25.00 per unit (the “Offering”). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 300,000 Preferred Units (the “Option Units”) from the Partnership.

The Offering closed on April 2, 2018, and the Partnership received net proceeds from the Offering of approximately $47.5 million (after deducting estimated underwriting discounts, fees and offering expenses) and intends to use the proceeds to repay indebtedness under its revolving credit facility.

The issuance of the Preferred Units was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-216190), filed on February 23, 2017, and declared effective by the Securities and Exchange Commission (the “Commission”) on March 27, 2017, and a Prospectus Supplement, filed with the Commission on March 30, 2018.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership and the General Partner, and customary conditions to closing, indemnification obligations of the Partnership, the General Partner and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

The underwriters and their affiliates have performed investment and commercial banking and advisory services for the Partnership and its affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business. Because affiliates of certain of the Underwriters are lenders under the Partnership’s revolving credit facility, these Underwriters or their affiliates will receive a portion of the net proceeds from this offering (not including underwriting discounts and commissions) pursuant to the repayment of indebtedness thereunder.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth under Item 5.03 regarding the Partnership Agreement (as defined below) of the Partnership is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

In connection with the closing of the Offering, on April 2, 2018, the Partnership executed the Fourth Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP (the “Partnership Agreement”) for the purpose of defining the preferences, rights, powers and duties of holders of the Preferred Units.

The Preferred Units rank senior to the Partnership’s common units with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership or converted into common units by a holder of Preferred Units.

Holders of Preferred Units issued in the Offering will be entitled to receive, when, as and if declared by the Board of Directors of the General Partner out of legally available funds for such purposes, cumulative cash quarterly distributions. Distributions on Preferred Units will be cumulative from April 2, 2018, and payable quarterly on the 15th day of February, May, August and November of each year, commencing May 15, 2018. The initial distribution on the Preferred Units will be paid on May 15, 2018 in an amount equal to $0.2090 per unit. Distributions on the Preferred Units will accrue and be cumulative from the date of original issue to, but excluding, May 15, 2025, at an annual rate equal to the greater of (i) 7.00% per annum and (ii) the sum of (a) three-Month LIBOR, determined quarterly, and (b) 4.698% per annum, based on the liquidation preference of $25.00 per Preferred Unit. On and after May 15, 2025, distributions on the Preferred Units will accrue at 9.00% per annum, based on the liquidation preference of $25.00 per Preferred Unit. Distributions on the Preferred Units will be payable quarterly in arrears.

Holders of Preferred Units may at their option, at any time and from time to time, convert some or all of their Preferred Units into common units, initially at a conversion rate of 1.3017 common units per Preferred Unit (which is equivalent to an initial conversion price of approximately $19.21 per common unit), subject to certain adjustments. In the event of a fundamental change (as described in the Partnership Agreement), holders of Preferred Units will be granted additional conversion rights.

On May 15, 2025, May 15, 2028, and each subsequent five-year anniversary date thereafter, each holder of Series C Preferred Units shall have the right to require the Partnership to redeem any or all of the Series C Preferred Units held by such holder outstanding on such designated redemption date at a redemption price equal to the liquidation preference of $25.00, plus all accrued and unpaid distributions to, but not including, in each case out of funds legally available for such payment and to the extent not prohibited by law, the designated redemption date (the “Put Redemption Price”). The Put Redemption Price for each Series C Preferred Unit is payable, at the Partnership’s sole election, in cash, by delivery of common units, subject to certain limitations and anti-dilution adjustments, or a combination of cash and common units. At any time on or after May 20, 2025, the Partnership may redeem the Series C Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared.

Holders of the Preferred Units will generally have no voting rights except in certain limited circumstances or as required by law. The terms of the Preferred Units are more fully set forth in the Partnership Agreement, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement dated March 28, 2018 among Landmark Infrastructure Partners LP, Landmark Infrastructure Partners GP LLC, Landmark Infrastructure Inc., Landmark Infrastructure Operating Company LLC and Raymond James & Associates, Inc., as representative of the several underwriters set forth in Schedule I thereto.

3.1	Fourth Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP.

4.1	Specimen Unit Certificate for the Preferred Units (attached as Exhibit D to the Fourth Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP filed as Exhibit 3.1 hereto and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP regarding legality of the Preferred Units.

8.1	Opinion of Latham & Watkins LLP regarding tax matters.

23.1	Consent of Latham & Watkins LLP (included in its opinions filed as Exhibits 5.1 and 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Landmark Infrastructure Partners LP

	By:	Landmark Infrastructure Partners GP LLC, its general partner

Dated: April 2, 2018	By:	/s/ George P. Doyle
Name: George P. Doyle
Title: Chief Financial Officer and Treasurer

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